As filed with the Securities and Exchange Commission on August 30, 2016.

Registration No. 333-189708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

ON FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	(1)	(1)	(1)	(1)

(1)	The Registrant is not registering additional securities. Registration fees were paid upon filing of the original registration statement on Form S-4 (File No. 333-189708). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 4.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 30, 2016, F.N.B. Corporation changed its state of incorporation from the State of Florida to the Commonwealth of Pennsylvania pursuant to a plan of conversion. This reincorporation was approved by the shareholders at the annual meeting of shareholders held on May 18, 2016. As a result of the reincorporation, among other things, the affairs of F.N.B. ceased to be governed by Florida corporation laws and became subject to the corporation laws of Pennsylvania; the articles of incorporation and bylaws that were in effect immediately prior to the reincorporation were replaced by new articles of incorporation filed with the Pennsylvania Department of State and new bylaws approved in connection with the reincorporation and plan of conversion; and each share of common stock of F.N.B. as a Florida corporation was converted into a common share of F.N.B. as a Pennsylvania corporation.

Pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof the Registrant is filing Post-Effective Amendment No. 3 on Form S-8 and this Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement on Form S-4, File No. 333-189708 (as previously amended by Pre-Effective Amendment No. 1, Post-Effective Amendment No. 1 on Form S-8 and Post-Effective Amendment No. 2 on Form S-3, the “Registration Statement”), solely to reflect the change in the Registrant’s state of incorporation as a result of the reincorporation or as necessary to keep the Registration Statement from being misleading in any material respect. The Form S-4 Registration Statement was originally filed by F.N.B. with the Securities and Exchange Commission (the “Commission”) on June 28, 2013, in connection with the merger of PVF Captial Corp. (“PVF Capital”) with and into F.N.B., which was completed on October 12, 2013. Upon completion of the merger, all outstanding stock options and restricted stock awards under the PVF Capital Corp. 1996 Incentive Stock Option Plan, the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan, the PVF Capital Corp. 2008 Equity Incentive Plan and the PVF Capital Corp. 2010 Equity Incentive Plan (collectively, the “PVF Capital stock plans”) became stock options and restricted stock awards with respect to shares of F.N.B. common stock, based on the formula described in the Registration Statement. To cover issuances of F.N.B. common stock pursuant to the PVF Capital stock plans, F.N.B. amended the Form S-4 Registration Statement by Post-Effective Amendment No. 1 on Form S-8 and Post-Effective Amendment No. 2 on Form S-3, both filed on October 22, 2013. Pursuant to Rule 414(d), the Registrant expressly adopts the Registration Statement, as modified by Post-Effective Amendment No. 3 on Form S-8 and this Post-Effective Amendment No. 4 on Form S-3, as its own for all purposes of the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the reincorporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of the Registrant’s Post-Effective Amendment No. 2 on Form S-3 to Registration Statement on Form S-4 (File No. 333-189708), filed with the Commission on October 22, 2013.

Item 15.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 30, 2016.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	August 30, 2016
Vincent J. Delie, Jr.

/s/ Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	August 30, 2016
Vincent J. Calabrese, Jr.

/s/ Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	August 30, 2016
Timothy G. Rubritz

*	Director	August 30, 2016
William B. Campbell

*	Director	August 30, 2016
James D. Chiafullo

*	Director	August 30, 2016
Laura E. Ellsworth

*	Chairman of the Board and a Director	August 30, 2016
Stephen J. Gurgovits

*	Director	August 30, 2016
Robert A. Hormell

*	Director	August 30, 2016
David J. Malone

Signature	Title	Date

*	Director	August 30, 2016
D. Stephen Martz

*	Director	August 30, 2016
Robert J. McCarthy, Jr.

*	Director	August 30, 2016
Frank C. Mencini

*	Director	August 30, 2016
David L. Motley

*	Director	August 30, 2016
Gary L. Nalbandian

*	Director	August 30, 2016
Heidi A. Nicholas

*	Director	August 30, 2016
John S. Stanik

*	Director	August 30, 2016
William J. Strimbu

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 19, 2013, between F.N.B. Corporation and PVF Capital Corp. (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on February 20, 2013)

4.1	Articles of Incorporation of F.N.B. Corporation, effective as of August 30, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on August 30, 2016)

4.2	By-laws of F.N.B. Corporation, effective as of August 30, 2016 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on August 30, 2016)

5.1	Opinion of Reed Smith LLP (incorporated by reference to Exhibit 5.1 of Post-Effective Amendment No. 3 on Form S-8 to the Registrant’s Registration Statement on Form S-4, File No. 333-189708, filed on August 30, 2016)

23.1	Consent of Ernst & Young LLP, filed herewith

23.2	Consent of Reed Smith LLP (incorporated by reference to Exhibit 5.1 of Post-Effective Amendment No. 3 on Form S-8 to the Registrant’s Registration Statement on Form S-4, File No. 333-189708, filed on August 30, 2016)

24.1	Powers of attorney (incorporated by reference to Exhibit 24.1 of the Registrant’s Current Report on Form 8-K filed on August 30, 2016)

99.1	PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-189708) filed on October 22, 2013)

99.2	PVF Capital Corp. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-189708) filed on October 22, 2013)

99.3	PVF Capital Corp. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-189708) filed on October 22, 2013)